Exhibit 99.1

For Immediate Release: Wednesday, August 5, 2009	Contact: Blake Hutchinson (713)651-4523
KEY ENERGY SERVICES ANNOUNCES SECOND QUARTER 2009 RESULTS
HOUSTON, TX, August 5, 2009 – Key Energy Services, Inc. (NYSE: KEG) announced its results for the quarter ended June 30, 2009. The Company’s earnings conference call will be held tomorrow at 10:00 a.m. CDT.
Second Quarter Results
For the second quarter of 2009, Key Energy Services reported revenue of $241.5 million, resulting in a net loss of $18.5 million, or $0.15 per fully diluted share. Revenue declined 27% from the previous quarter, and 52% from last year’s second quarter as the fundamental environment for the Company’s U.S. land-based oil service offerings continued to erode. Comparatively, the average Baker Hughes U.S. land directed rig count declined 31% from the previous quarter, and 51% from last year’s second quarter. The following table sets forth summary data for the second quarter and prior periods:

	Three months ended
	June 30, 2009	March 31, 2009	June 30, 2008
	(in millions, except for per share amounts)
	(unaudited)
Revenue	$241.5	$332.0	$502.0
Net (loss) income	$(18.5)	$0.9	$44.0
Diluted earnings per share	$(0.15)	$0.01	$0.35
Adjusted EBITDA (defined below)	$22.2	$56.1	$121.3
Key’s Well Servicing segment reported revenue of $197.9 million, and operating income of $15.5 million for the second quarter of 2009. This compares to revenue of $256.3 million and operating income of $41.0 million for the first quarter of 2009. Sequential revenue declines were driven by a steady deterioration in both activity and pricing throughout the quarter within the U.S. rig and fluids management businesses. Pricing declines in the U.S. market, as well as continued erosion in the operating income contribution from Argentina and costs associated with the ramp up of additional activity and services in Mexico, resulted in a decline of 51% in operating income as a percentage of revenues compared to the first quarter of 2009.
The Company’s Production Services segment reported revenue of $43.5 million, and an operating loss of $8.9 million. This compares to revenue of $75.7 million and an operating loss of $3.6 million for the first quarter of 2009. The sequential decline in revenue and operating results experienced by Production Services in the second quarter of 2009 was driven primarily by a 54% decline in stimulation based activity.
Key’s total general and administrative costs for the second quarter of 2009 were $45.4 million, a decline of $3.3 million from the first quarter of 2009. The Company’s corporate and administrative costs, recorded in its Functional Support segment, were $27.6 million in the second quarter of 2009 compared to $26.2 million in the first quarter of 2009. Functional Support expenses increased during the quarter due to equity-based compensation and severance charges, partially offset by reductions in headcount, wages and benefits.
International
Key recently received a request from PEMEX to provide three additional well service rigs, and to expand its offerings to include electric line and slickline services in Mexico’s North Region. The Company anticipates the additional equipment will be delivered and begin to generate revenue between now and the end of 2009, and that its annualized revenue run rate from Mexico will approximate $140 million when full utilization of the equipment is achieved. The Company is currently operating 21 well service rigs in support of its contracted work with PEMEX.
Key plans to consummate the second tranche of its investment in Russian oilfield service company OOO Geostream Services Group (“GeoStream”) during the third quarter of 2009. Key will make a capital contribution of €11.3 million (approximately $16.2 million as of August 4, 2009), which will increase its GeoStream ownership interest from 26% to 50%, and will increase its board representation to a majority. Accordingly, Key will be required to consolidate GeoStream’s financial results. Additionally, GeoStream plans to purchase a customized suite of equipment, including two workover rigs, two drilling rigs, cementing equipment, and fishing tools from Key. In the third quarter of 2009, Key and GeoStream are also expected to enter into an agreement for the licensing of Key’s proprietary KeyView® system technology, and for the provision of technical services to GeoStream by Key.
In Argentina, Key’s results continued to deteriorate in the second quarter due to depressed activity levels and Key’s inability to rationalize the size of its labor force due to labor union restrictions. In the second quarter, the Company began the process of reducing its workforce in one of its primary areas of Argentine operations in order to align its employee base with the low activity levels in the current market. This is an ongoing process, which thus far has generally been accomplished in an orderly manner, but some disruptions of its business activity by labor unions in Argentina have occurred and are still possible as Key continues this process in other regions of the country.
Capital Expenditures and Liquidity
Total capital expenditures were approximately $22.6 million for the second quarter, and $67.4 million for the first half of 2009. With the addition of approximately $25.0 million of second half capital expenditures related to Mexico and Russia, the Company now expects capital expenditures to approximate $125.0 million for the full year. The Company paid down $100.0 million on its senior secured credit facility in the second quarter, leaving the Company with $87.8 million in outstanding borrowings and $230.3 million available under the facility. As of July 31, 2009, the Company had approximately $90 million in cash on hand and net long-term debt of approximately $440 million.
Market Commentary
Dick Alario, Chairman, President and CEO, stated, “The oil producing regions of the U.S. have recently witnessed an activity reponse to an increase in the per barrel price of oil, which has averaged more than $60 for the last two months. In fact, the Baker Hughes U.S. oil directed drilling rig count is up more than 45% off of its recent low in early June. Similarly, we have begun to see an activity increase in our well service rig based market, particularly with regard to repair and maintenance activity. This work is being aggressively priced; therefore, we will be selective in how we participate as this market improves. Along with this shift in business mix, we are experiencing a shift in customer mix that we have typically witnessed at cyclical inflection points. While smaller independents and private operators are increasing their activity, the majors and larger independents have not been as reactive to increased oil prices, and in some instances are actually reducing activity levels.”
Mr. Alario continued, “Until we begin to witness a more meaningful increase in U.S. based activity, we will continue our cost reduction efforts, and will address our covenant structure with the banks involved in our senior secured credit facility to avoid any possibility of a breach of our financial obligations. Meanwhile, I am pleased with our continued success in Mexico, and look forward to building on our investement in Russia. We remain confident that our combined efforts to improve Key’s cost structure and expand our international presence will result in a stronger Key in the next expansionary cycle.”

Conference Call
The Company will hold an investor conference call tomorrow, August 6, 2009, at 10:00 a.m. CDT. To access the call, which is open to the public, please call the conference call operator at the following number: (888) 794-4637 and ask for the “Key Energy Services Conference Call”. International callers should dial (660) 422-4879. The conference call will also be available on the web. To access the webcast, go to www.keyenergy.com and select “Investor Relations”. A replay of the conference call will be available beginning August 7, 2009, at 6:00 a.m. CDT and will be available for one week. To access the replay, please call (800) 642-1687. The access code for the replay is 20112781.

Condensed Consolidated Unaudited Statements of Operations (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
REVENUES	$241,458	$502,003	$573,447	$958,402

COSTS AND EXPENSES:
Direct operating expenses	173,853	322,488	401,080	604,129
Depreciation and amortization expense	43,191	42,271	87,947	82,247
General and administrative expenses	45,395	58,249	94,101	125,981
Interest expense, net	10,012	9,897	19,412	19,429
Other income, net	(1,862)	(2,149)	(1,091)	(1,538)

Total costs and expenses, net	270,589	430,756	601,449	830,248

(Loss) income before taxes and noncontrolling interest	(29,131)	71,247	(28,002)	128,154
Income tax benefit (expense)	10,658	(27,446)	10,433	(49,903)

Net (Loss) Income	(18,473)	43,801	(17,569)	78,251

Noncontrolling interest	—	211	—	245

(LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,473)	$44,012	$(17,569)	$78,496

(Loss) earnings per share attributable to common stockholders:
Basic	$(0.15)	$0.35	$(0.15)	$0.62
Diluted	$(0.15)	$0.35	$(0.15)	$0.61

Weighted average shares outstanding:
Basic	120,963	124,448	120,815	126,207
Diluted	120,963	126,521	120,815	127,914

Condensed Consolidated Unaudited Balance Sheets (in thousands):

		December 31,
	June 30, 2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$79,639	$92,691
Accounts receivable, net	197,181	377,353
Other current assets	95,421	89,078

Total current assets	372,241	559,122

Property and equipment, net	1,035,970	1,051,683
Goodwill	321,338	320,992
Other intangible assets, net	35,928	42,345
Equity method investments	23,323	24,220
Other assets, net	17,112	18,561

TOTAL ASSETS	$1,805,912	$2,016,923

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$21,942	$46,185
Accrued liabilities	144,142	201,484
Current portion of long-term debt	25,003	25,704

Total current liabilities	191,087	273,373

Long-term debt, less current portion	529,273	633,591
Deferred tax liabilities	188,203	188,581
Other non-current accrued liabilities	54,288	60,646

Total stockholders’ equity attributable to common stockholders	843,061	860,732

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,805,912	$2,016,923

Consolidated Unaudited Cash Flow Data (in thousands):

	Six Months Ended June 30,
	2009	2008
Net cash provided by operating activities	$157,299	$162,084
Net cash used in investing activities	(63,392)	(131,296)
Net cash used in financing activities	(106,069)	(44,462)
Effect of changes in exchange rates on cash	(890)	630

Net decrease in cash and cash equivalents	(13,052)	(13,044)
Cash and cash equivalents, beginning of period	92,691	58,503

Cash and cash equivalents, end of period	$79,639	$45,459

Unaudited Results of Operations by Reportable Segmement (in thousands, except for percentages):
As of and for the three months ended June 30, 2009:

		Production	Functional
	Well Servicing	Services	Support
Revenues from external customers	$197,945	$43,513	$—
Operating expenses	182,423	52,383	27,633
Operating income (loss)	15,522	(8,870)	(27,633)
Operating income (loss), as a percentage of revenues	7.8%	(22.4)%	n/a
As of and for the three months ended March 31, 2009:

		Production	Functional
	Well Servicing	Services	Support
Revenues from external customers	$256,261	$75,728	$—
Operating expenses, net of intersegment eliminations	215,246	79,288	26,155
Operating income (loss)	41,015	(3,560)	(26,155)
Operating income (loss), as a percentage of revenue	16.0%	(4.7)%	n/a
As of and for the three months ended June 30, 2008:

		Production	Functional
	Well Servicing	Services	Support
Revenues from external customers	$370,859	$131,144	$—
Operating expenses	285,441	103,136	34,431
Operating income (loss)	85,418	28,008	(34,431)
Operating income (loss), as a percentage of revenues	23.0%	21.4%	n/a
As of and for the six months ended June 30, 2009:

		Production	Functional
	Well Servicing	Services	Support
Revenues from external customers	$454,206	$119,241	$—
Operating expenses	397,669	131,671	53,788
Operating income (loss)	56,537	(12,430)	(53,788)
Operating income (loss), as a percentage of revenues	12.4%	(10.4)%	n/a
As of and for the six months ended June 30, 2008:

		Production	Functional
	Well Servicing	Services	Support
Revenues from external customers	$709,372	$249,030	$—
Operating expenses	538,499	196,109	77,749
Operating income (loss)	170,873	52,921	(77,749)
Operating income (loss), as a percentage of revenues	24.1%	21.3%	n/a

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (in thousands, except for percentages):

	Three Months		Three Months		Three Months
	Ended June 30,	% of	Ended March 31,	% of	Ended June 30,	% of
	2009	Revenue	2009	Revenue	2008	Revenue
	(unaudited)
Net (loss) income attributable to common stockholders	$(18,473)	-7.65%	$904	0.27%	$44,012	8.77%
Interest income	(169)	-0.07%	(248)	-0.07%	(182)	-0.04%
Interest expense, net of amounts capitalized	10,181	4.22%	9,648	2.91%	10,079	2.01%
Income tax (benefit) expense	(10,658)	-4.41%	225	0.07%	27,446	5.47%
Depreciation and amortization expense	43,191	17.89%	44,756	13.48%	42,271	8.42%
Noncontrolling interest	—	0.00%	—	0.00%	(211)	-0.04%
Other (income) expense, net	(512)	-0.21%	82	0.02%	(1,789)	-0.36%
(Gain) loss on disposal of assets, net	(1,350)	-0.56%	689	0.21%	(360)	-0.07%

Adjusted EBITDA	$22,210	9.20%	$56,056	16.88%	$121,266	24.16%

“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization, and excludes noncontrolling interest, other income and expense, and gains and losses on the disposal of assets. Management does not include other income and expense, noncontrolling interest, gains or losses on the disposal of assets, impairment charges, and losses on early extinguishment of debt in its calculations of Adjusted EBITDA, as it believes that they are either non-recurring or not representative of the Company’s core operations. Other income and expense generally represents the Company’s minority investments in IROC Energy Services, Corp., Advanced Flow Technologies, Inc. and OOO Geostream Services Group, and foreign currency transaction gains and losses. As a minority shareholder in those equity-method invesments, the Company cannot directly impact the performance of that investment. Further, management believes that most investors exclude noncontrolling interests, gains and losses on the disposal of assets, impairment charges, and gains and losses on the early extinguishment of debt from customary EBITDA calculations as those items are often viewed as non-recurring and not reflective of ongoing financial performance.
Adjusted EBITDA is a non-GAAP measure that is used as a supplemental financial measure by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:
•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness; and

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure.
     Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:
•	Adjusted EBITDA does not reflect the Company’s current or future requirements for capital expenditures or capital commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on the Company’s debt;

•	Adjusted EBITDA does not reflect income taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

•	Adjusted EBITDA is a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility and therefore should not relied upon for assessing compliance with covenants.
Key is the largest provider of onshore well service rigs in the United States and one of the leading onshore, rig-based well servicing contractors in the world. The Company provides a complete range of well services, including rig-based well maintenance, workover, well completion and recompletion services, fluid management services, pressure pumping services, fishing and rental services, electric wireline services and ancillary oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Mexico. Additionally, the Company has a technology development group based in Canada and ownership interests in a drilling and production services company in Canada and a drilling and workover services and sub-surface engineering and modeling company in the Russian Federation.
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks associated with the prolonged economic downturn and credit market instability; risks related to the Company’s revolving credit facility and senior debt, including future availability of capital under the facility, the Company’s ability to maintain compliance with its debt covenants or its ability to amend or obtain waivers from its lenders, and related liquidity risks; risks affecting activity levels for the Company’s services, including the decline and instability of commodity prices, continued decreases in the capital budgets of the Company’s customers, and the impact of continuing periods of lower activity from the Company’s larger customers; risks that the Company will be unable to identify or complete acquisitions and that it will be unable to integrate acquired operations; risks affecting the Company’s foreign operations, including operations in Russia, Argentina, Mexico and Canada, including the impact of labor conditions in Argentina and the expansion of the Company’s investment in Russia; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain prices for services under increasing pricing pressures, the impact of rig capacity in the market and weather risk; and risks that the Company will be unable to achieve financial targets or implement appropriate cost reductions. Other important risk factors that may affect the Company’s business, results of operations and financial condition are discussed in the Company’s most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings.  Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.